Exhibit 3.1

AGM Group Holdings Inc.

(Incorporated in the British Virgin Islands)

(the “Company”)

WRITTEN RESOLUTIONS OF THE DIRECTORS OF THE COMPANY PASSED IN ACCORDANCE WITH THE CURRENTLY EFFECTIVE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY (“CURRENT M&A”) ON 10 SEPTEMBER 2025

1.	DECLARATION OF DIRECTORS’ INTEREST

IT IS NOTED, that all the members of the board of directors (each a “Director” and together the “Directors”) have properly and duly disclosed all of their respective interests, if any, relating to the transactions and matters contemplated herein, which are required to be disclosed to the Company pursuant to the Current M&A and applicable laws.

2.	INCREASE OF AUTHORIZED MAXIMUM NUMBER OF SHARES

IT IS NOTED, that the board of directors of the Company (the “Board”) has determined that it is necessary and desirable, and in the best interests of the Company, to increase the authorised maximum number of shares that the Company may issue:

FROM: 8,000,000 shares with a par value of USD 0.05 each, comprising i) 4,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 4,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share,

TO: 90,000,000 shares with a par value of USD 0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share, in order to support the Company’s long-term commercial benefit and overall commercial interests.

After consideration, the following resolutions be and are hereby adopted:

IT IS RESOLVED that the authorised maximum number of shares that the Company may issue be increased:

FROM: 8,000,000 shares with a par value of USD 0.05 each, comprising i) 4,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 4,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share,

TO: 90,000,000 shares with a par value of USD 0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share.

IT IS RESOLVED FURTHER that pursuant to Clause 15 of the Current M&A, the Current M&A be amended by deleting Clause 7 in its entirety and replacing it with:

“The Company is authorized to issue a maximum of 90,000,000 shares with a par value of USD 0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share.”

IT IS RESOLVED FURTHER that the registered agent of the Company be and is hereby authorised and directed to file electronically via the VIRRGIN system:

(i)	a notice of the increase of the authorised maximum number of shares from 8,000,000 shares with a par value of USD 0.05 each, comprising i) 4,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 4,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share, to 90,000,000 shares with a par value of USD 0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value USD 0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value USD 0.05 per share; and

(ii)	a copy of a certified extract of these resolutions;

with the British Virgin Islands Registry of Corporate Affairs in accordance with the BVI Business Companies Act, Revised Edition 2020, together with any other notices as required pursuant to the laws of the British Virgin Islands; and

IT IS RESOLVED FURTHER that the registered agent of the Company and each Director be and are hereby authorised and directed severally to do all such other things as it or he/she may deem appropriate in connection with, or for the purposes of effecting, the amendments contemplated in these resolutions.

3.	GENERAL RESOLUTIONS

IT IS RESOLVED, that any specific resolutions that may be required to have been adopted by the Directors in order to carry out and perform the intent and purposes of the foregoing resolutions be, and the same are, hereby adopted, and the Directors be, and each of them, acting singly, is, hereby authorized, in the name and on behalf of the Company, to certify as to the adoption of any and all such resolutions;

IT IS RESOLVED FURTHER that any Director or officer of the Company is authorised to do (or cause to be done) for and on behalf of the Company all other acts and things which such Director or officer considers to be necessary, incidental, desirable or expedient in connection with the foregoing resolutions.

IT IS RESOLVED FURTHER that these written resolutions may be signed in any number of counterparts, all of which taken together constitute one and the same document.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned directors have executed these written resolutions on the date first written above.

/s/ Bo ZHU
Bo ZHU

/s/ Jianping NIU
Jianping NIU

/s/ Hailiang JIA
Hailiang JIA

/s/ Yang Cao
Yang Cao

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